PCS EDVENTURES ANNOUNCES LETTER OF INTENT

          Boise, Idaho   August 11, 2005 - PCS Edventures (OTCBB: PCSV-News)
today announced the signing of a letter of intent to acquire LabMentors, a Canadian based developer of hands-on virtual computer, networking and server labs. Colebrooke Capital acted as advisor to PCS on this transaction having initiated the relationship with Lab Mentors and assisting in the process of organizing the details of the transaction and has identified two other Companies in the space as possible candidates for PCS to further expand its product offerings.

          "We are very pleased to announce the signing of this letter of intent to acquire Labmentors", said Tony Maher, PCS Chairman, President & CEO, "from our perspective this is a very solid, well run Company with substantial technology at their disposal and we are excited about the future prospects of working together".

          Joseph Khoury, PPE, President of Labmentors said, "we are thrilled to join forces with PCS because of the synergies that we enjoy. We are equally excited because PCS understands our product line and our markets. Together, our two companies will meet a wider set of customer needs and have a significantly greater opportunity to grow into new markets".

About LabMentors

          LabMentors is a leading supplier of hands-on virtual computer, networking and server labs catering to the University, College and Professional education market in North America. LabMentors unique virtual lab environment enables educators to deliver virtually any networking, software or application based exercise on demand for students anywhere in the world where access to the internet is available. LabMentors will deliver more than half a million lab exercises this year alone to students across the continent in a user-friendly, internet-based virtual laboratory environment. LabMentors product features include immediate lab setup and teardown, automatic marking and instant feedback in a cost-effective and streamlined process. For more information see www.labmentors.com

About PCS Edventures!

          PCS Edventures! is the recognized leader in design, development and delivery of hands-on, project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,750 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 15 countries Internationally. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home at www.edventures.com.
                             _ _ _
Contact Information:

Financial Contact:             Christina M. Vaughn 1.800.429.3110 X 101,
cvaughn@pcsedu.com

Investor Contact:               Anthony A. Maher 1.800.429.3110 X 102,
tmaher@pcsedu.com

Web Site:               www.edventures.com